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FOR:                         4Kids Entertainment, Inc.

KCSA                       Todd Fromer / Michael Cimini
CONTACTS:            (212) 896-1215 / (212) 896-1233
                                  tfromer@kcsa.com / mcimini@kcsa.com

FOR IMMEDIATE RELEASE

4Kids Entertainment Reports First Quarter Results

NEW YORK, May 10, 2005 – 4Kids Entertainment, Inc. (NYSE: KDE) today announced that net revenues for the first quarter ended March 31, 2005 were $20.3 million, compared to $22.5 million in the same period last year. Net income for the quarter was $2.0 million, or $0.14 per diluted share, compared to net income of $3.2 million, or $0.22 per diluted share, in the year-earlier period. The diluted weighted average common shares outstanding for the three months ended March 31, 2005 were 13,833,711 shares compared with 14,722,344 shares for the prior year.

Al Kahn, Chairman and Chief Executive Officer, said, “The Company’s results in Q1 reflect an overall decrease in licensing revenue for 4Kids’ properties and a decline in advertising revenue for 4Kids TV as compared to the first quarter of 2004. The decline in Yu-Gi-Oh!™ revenue after a strong fourth quarter in 2004 was only partially offset by increased licensing revenue for Winx Club™, Teenage Mutant Ninja Turtles™ and Cabbage Patch Kids™ and by Shaman King™ international sales.”

The first quarter results also were impacted by increased advertising and promotional costs associated with the re-branding of the four hours of children’s programming produced by 4Kids and broadcast on Saturday mornings on FOX as “4Kids TV” and with the upgrade and re-launch of the www.4Kids.TV website.

“We are very pleased with the initial results of our 4Kids TV re-branding campaign,” Kahn said. “In the last few weeks of the first quarter and continuing into the second quarter, 4Kids TV ratings have shown significant improvement. Our decision to enter the girls’ market has been validated by the initial broadcast and licensing success of Winx Club™. We plan to strengthen our position in the girls’ market with the introduction of additional girls’ properties to the 4Kids TV line up later this year. These properties will join the new G.I. Joe Sigma 6™ series scheduled to debut on 4Kids TV this fall,” stated Kahn.

“In addition to Yu-Gi-Oh! Season 5 scheduled to be broadcast on Kids’ WB! in the fall of 2005, we will also be producing a new Yu-Gi-Oh! series called Yu-Gi-Oh! GX that will be broadcast this fall. The new GX series, set many generations in the future, will benefit from an expanded licensing program slated to begin in the second half of the year.” said Kahn.

In the first quarter of 2005, 4Kids repurchased 350,000 shares out of the 1 million shares authorized for repurchase by the Board of Directors in November 2004.

“We continue to be optimistic about 2005 and believe that investing in our shares is an excellent use of our cash at this time,” Kahn said. “With no debt and cash and investments of $130.8 million at March 31, 2005, we have significant resources with which to develop our business. We remain keenly focused on identifying and capitalizing on new opportunities in content and distribution, the two areas of growth that we believe will drive shareholder value over the long term.”

About 4Kids Entertainment: Headquartered in New York City with international offices in London, 4Kids Entertainment, Inc. (NYSE: KDE) is a global provider of children’s entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; media planning and buying; and Web site development. For further information, please visit the Company’s Web sites at www.4KidsEntertainment.com and www.4Kids.TV

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company’s control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company’s properties and other factors could cause actual results to differ materially from the Company’s expectations.

Tables follow:

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES   CONSOLIDATED BALANCE SHEETS MARCH 31, 2005 AND DECEMBER 31, 2004 (In thousands of dollars, except share data)

ASSETS	2005	2004
CURRENT ASSETS:	(Unaudited)
Cash and cash equivalents	$ 99,734	$111,759
Investments	31,016	16,067

Total cash and investments	130,750	127,826
Accounts receivable - net	26,423	39,917
Prepaid 4Kids TV broadcast fee, net of accumulated amortization
of $68,893 and $64,306 in 2005 and 2004, respectively	5,832	6,991
Prepaid income taxes	1,604	3,074
Prepaid expenses and other current assets	1,865	1,759
Deferred income taxes	475	158

Total current assets	166,949	179,725

PROPERTY AND EQUIPMENT - NET	2,788	2,821

OTHER ASSETS:
Accounts receivable - noncurrent, net	765	901
Investment in equity securities	726	726
Film and television costs - net	10,965	10,518
Deferred income taxes - noncurrent	2,239	2,241
Other assets - net	10,623	8,083

TOTAL ASSETS	$195,055	$205,015

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Due to licensors	$ 15,273	$ 16,859
Media payable	461	3,723
Accounts payable and accrued expenses	13,023	12,589
Deferred revenue	5,855	6,855

Total current liabilities	34,612	40,026

DEFERRED RENT	967	1,011

Total liabilities	35,579	41,037

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value - authorized, 3,000,000 shares; none issued	--	--
Common stock, $.01 par value - authorized, 40,000,000 shares;
issued, 14,429,143 and 14,411,768 shares; outstanding 13,329,143 and
13,661,768 shares in 2005 and 2004, respectively	144	144
Additional paid-in capital	58,348	58,068
Accumulated other comprehensive income	1,029	1,124
Retained earnings	121,550	119,586

	181,071	178,922
Less- cost of 1,100,000 and 750,000 treasury shares in 2005 and 2004, respectively	21,595	14,944

	159,476	163,978

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$195,055	$205,015

4KIDS ENTERTAINMENT, INC. AND SUBSIDIARIES   CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) THREE MONTHS ENDED MARCH 31, 2005 AND 2004 (In thousands of dollars, except share data)

	Three Months Ended
	March 31, 2005	March 31, 2004

NET REVENUES	$ 20,266	$ 22,467

COSTS AND EXPENSES:
Selling, general and administrative	8,856	8,514
Production service costs	2,136	1,963
Amortization of television and film costs and
4Kids TV broadcast fee	6,670	6,994

Total costs and expenses	17,662	17,471

INCOME FROM OPERATIONS	2,604	4,996

INTEREST INCOME	647	285

INCOME BEFORE INCOME TAXES	3,251	5,281

INCOME TAXES	1,287	2,114

NET INCOME	$ 1,964	$ 3,167

PER SHARE AMOUNTS:
Basic earnings per common share	$ 0.15	$ 0.23

Diluted earnings per common share	$ 0.14	$ 0.22

Weighted average common shares
outstanding - basic	13,382,351	13,967,614

Weighted average common shares
outstanding - diluted	13,833,711	14,722,344